UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2026

McCormick & Co Inc.

(Exact name of registrant as specified in its charter)

Maryland	001-14920	52-0408290
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

24 Schilling Road, Suite 1 Hunt Valley, Maryland	21031
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (410) 771-7301

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☒	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock	MKC-V	New York Stock Exchange
Common Stock Non-Voting	MKC	New York Stock Exchange

Indicate by check mark whether the Registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Term Loan Agreement

On April 28, 2026, McCormick & Company, Incorporated, a Maryland corporation (“McCormick”), entered into a Term Loan Agreement (the “Term Loan Agreement”), by and among McCormick, the lenders party thereto and Citibank, N.A., as administrative agent (the “Administrative Agent”), in connection with the financing of McCormick’s pending combination with the foods business of Unilever PLC, a public limited company registered in England and Wales, (the “Merger”) pursuant to an Agreement and Plan of Merger dated as of March 31, 2026 (the “Merger Agreement”).

The Term Loan Agreement provides McCormick with the ability to borrow up to $2.0 billion (the “Term Loan Facility”) at the closing of the Merger (such date, the “Closing Date”), subject to satisfaction of customary closing conditions for similar facilities, for the purpose of financing a portion of the cash consideration to be paid in the Merger and paying related fees and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement. The Term Loan Facility matures three years after the Closing Date.

The Term Loan Agreement contains a financial covenant requiring that McCormick maintain a ratio of Consolidated EBITDA to Interest Expense (in each case, as defined in the Term Loan Agreement) of no less than 3.75:1.00 on the last day of each fiscal quarter, commencing the last day of the first fiscal quarter ended after the Closing Date, as well as other non-financial covenants. Under the Term Loan Agreement, borrowings will bear interest on the principal amount outstanding at a floating rate based on, at McCormick’s election, (i) Term SOFR (as defined in the Term Loan Agreement) plus an applicable margin based on the credit ratings of McCormick’s senior unsecured long term debt ranging from 0.750% to 1.500% or (ii) Base Rate (as defined in the Term Loan Agreement) plus an applicable margin based on the credit ratings of McCormick’s senior unsecured long term debt ranging from 0.000% to 0.500%.

McCormick will also pay a ticking fee under the Term Loan Agreement in an amount equal to a rate per annum equal to 0.10% times the actual daily undrawn portion of the commitments in respect of the Term Loan Facility, from and including July 29, 2026 to but excluding the earlier of (i) termination or expiration of the commitments under the Term Loan Facility and (ii) the Closing Date.

The Term Loan Agreement contains customary events of default, including payment failures; failure to comply with covenants; failure to satisfy other obligations under the Term Loan Agreement or related documents; inaccurate representations and warranties; defaults in respect of other material indebtedness; bankruptcy, insolvency and inability to pay debts when due; material judgments; material ERISA defaults; and change of control. If any event of default under the Term Loan Agreement occurs, the Administrative Agent or the other lenders under the Term Loan Agreement may terminate their respective commitments and declare immediately due all borrowings under the Term Loan Agreement, subject to a certain funds provision applicable through the expiration date of the commitments under the Term Loan Agreement.

The foregoing summary of the Term Loan Agreement is not complete and is qualified in its entirety by reference to the Term Loan Agreement (a copy of which is filed as Exhibit 2.1 to this Current Report on Form 8-K).

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 hereto under the caption “Term Loan Agreement” is incorporated by reference into this Item 2.03.

Item 8.01.	Other Events.

As previously disclosed, in connection with the Merger Agreement, McCormick entered into a commitment letter on March 31, 2026 (the “Bridge Commitment Letter”) with Citigroup Global Markets Inc., Goldman Sachs Bank USA and Morgan Stanley Senior Funding, Inc. (collectively, the “Commitment Parties”), pursuant to which the Commitment Parties agreed, subject to the terms and conditions set forth therein, to provide a senior unsecured 364-day bridge term loan credit facility (the “Bridge Facility”) in an aggregate principal amount of up to $15.7 billion, for the purpose of financing all or a portion of the cash consideration and paying related fees and expenses in connection with the Merger and the other transactions contemplated by the Merger Agreement. Effective April 28, 2026, McCormick terminated $2.0 billion of the commitments of the Commitment Parties under the Bridge Facility, in lieu of which McCormick expects to borrow the committed amounts available under the Term Loan Agreement.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

2.1	Term Loan Agreement, dated April 28, 2026, by and among McCormick, as borrower, the lenders party thereto and Citibank, N.A., as administrative agent for the lenders.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

McCORMICK & COMPANY, INCORPORATED

Dated:	May 1, 2026	By:	/s/ Jeffery D. Schwartz
		Name:	Jeffery D. Schwartz
		Title:	Vice President, General Counsel & Secretary